4: Exhibit 99

Exhibit 99

Superior Energy Services Announces Fourth Quarter and Record Year 2001 Results

HARVEY, La.--(BUSINESS WIRE)--Feb. 28, 2002--Superior Energy Services, Inc. (NYSE: - SPN) today announced results for the fourth quarter ended December 31, 2001. For the quarter, revenues were $119.5 million resulting in net income from operations of $10.7 million or $0.15 diluted earnings per share, as compared to revenue of $81.4 million and net income from operations of $8.5 million or $0.12 diluted earnings per share for the fourth quarter of 2000.

For the year ended December 31, 2001, the Company posted record revenues of $449.0 million and record net income from operations of $51.2 million or $0.73 diluted earnings per share, as compared to revenues of $257.5 million and net income from operations of $19.9 million or $0.30 diluted earnings per share for the same period a year ago.

Well Intervention Group Segment (including mechanical wireline)

Fourth quarter revenues for the Well Intervention Group were $45.4 million, a 13% decrease from the third quarter of 2001. Activity levels remained strong for hydraulic workover, snubbing and non-discretionary services such as mechanical wireline and rig-less plug and abandonments. This was offset by lower demand for coiled tubing, electric line and well control services.

Rental Tools Segment

Revenues for the Rental Tools segment were $32.6 million, approximately the same as the third quarter of 2001. Rentals of drill pipe and accessories, gravel packs and high-pressure connecting iron to customers in the deepwater Gulf of Mexico were key drivers during the fourth quarter. The segment benefited from additional rentals related to the third quarter acquisition of Workstrings, LLC, which provides drill pipe and landing strings to customers in the Gulf of Mexico and eastern deepwater Canadian drilling market areas.

Marine Segment

Superior's marine revenues decreased 13% as compared to the third quarter to $18.6 million. Utilization decreased for most of the Company's liftboat classes as activity levels were impacted by weaker demand and seasonal weather-related factors. This was offset by additional revenues generated by the Company's 230-ft. class liftboat, the Superior Champion, which was added to the fleet in mid-November. The Superior Champion has been contracted for the full year 2002 supporting a multi-well well servicing project.

        Liftboat Average Dayrates and Utilization by Class Size
                 Three Months Ended December 31, 2001
                              ($ actual)

Class         Liftboats          Average Dayrate          Utilization
----------    ---------          ---------------          -----------
105'                  8                  $ 2,961                66.2%
120-135'              9                    3,190                64.5%
145-155'             11                    6,459                74.6%
160'-175'             6                    8,768                63.8%
200'                  4                   11,687                62.5%
230'(1)               1                   15,882                53.1%
250'                  1                   20,546                89.1%

(1) 230-ft. class liftboat entered fleet in mid-November 2001.

Field Management Segment

Field Management revenues were $17.3 million, a 5% increase over the third quarter. This segment benefited from increased offshore construction and fabrication services. Contract operations were relatively flat versus the third quarter.

Environmental and Other Segment

Revenues from this segment were $5.7 million, a decrease of 5% as compared to the prior quarter. Demand diminished slightly for maintenance cleaning, offshore and dockside services, which were impacted by reduced drilling activity.

President and CEO Terry Hall Comments

President and CEO Terry Hall commented, "Decreasing Gulf of Mexico activity levels impacted several aspects of our business as the fourth quarter progressed. The largest impact was on discretionary services and rental tool businesses with exposure to the shallow water Gulf of Mexico and certain land market areas. Our liftboats, non-discretionary services such as mechanical wireline and rig-less plug and abandonment, and deepwater rental tool businesses were not as adversely impacted, but did show flat or slightly lower results. We anticipate the trend of lower Gulf of Mexico activity levels to continue through at least the first half of 2002."

The Company will host a conference call at 10:30 a.m. Central Time today. The call can be accessed from Superior's website at www.superiorenergy.com, or by telephone at 800-763-5557. The replay telephone number is 800-642-1687 and the replay passcode is 3092683. The replay is available beginning two hours after the call and ending March 5, 2002.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

            SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
        Three Months and Years Ended December 31, 2001 and 2000
           (in thousands, except earnings per share amounts)

                             Three Months Ended        Year Ended
                                 December 31,          December 31,
                            -------------------   -------------------
                              2001       2000       2001       2000
                            --------   --------   --------   --------
Revenues                    $119,541   $ 81,385   $449,042   $257,502
                            --------   --------   --------   --------
Costs and expenses:
  Cost of services            65,442     45,705    237,355    147,601
  Depreciation and
   amortization                9,582      6,281     33,446     22,255
  General and
   administrative             21,297     13,461     73,288     44,287
                            --------   --------   --------   --------

     Total costs and
      expenses                96,321     65,447    344,089    214,143
                            --------   --------   --------   --------

Income from operations        23,220     15,938    104,953     43,359

Other income (expense):
  Interest expense            (5,506)    (2,945)   (20,087)   (12,078)
  Interest income                409        503      1,892      1,898
                            --------   --------   --------   --------
Income before income
 taxes, extraordinary
 loss and cumulative
 effect of change in
 accounting principle         18,123     13,496     86,758     33,179

Income taxes                   7,431      5,031     35,571     13,298
                            --------   --------   --------   --------
Income before
 extraordinary loss and
 cumulative effect of
 change in accounting
 principle                    10,692      8,465     51,187     19,881

Extraordinary loss, net
 of income tax benefit          --       (1,557)      --       (1,557)

Cumulative effect of
 change in accounting
 principle, net of
 income tax expense             --         --        2,589       --

                            --------   --------   --------   --------
Net income                  $ 10,692   $  6,908   $ 53,776   $ 18,324
                            ========   ========   ========   ========

Basic earnings per share:
  Earnings before
   extraordinary loss and
   cumulative effect
   of change in
   accounting principle     $   0.15   $   0.12   $   0.74   $   0.30
  Extraordinary loss            --        (0.02)      --        (0.02)
  Cumulative change in
   accounting principle         --         --         0.04       --
                            --------   --------   --------   --------
  Earnings per share        $   0.15   $   0.10   $   0.78   $   0.28
                            ========   ========   ========   ========

Diluted earnings
 per share:
  Earnings before
   extraordinary loss and
   cumulative effect of
   change in accounting
   principle                $   0.15   $   0.12   $   0.73   $   0.30
  Extraordinary loss            --        (0.02)      --        (0.02)
  Cumulative change in
   accounting principle         --         --         0.04       --
                            --------   --------   --------   --------
  Earnings per share        $   0.15   $   0.10   $   0.77   $   0.28
                            ========   ========   ========   ========

Weighted average common
 shares used in computing
 earnings per share:
    Basic                     69,246     67,787     68,545     64,991
                            ========   ========   ========   ========
    Diluted                   69,895     68,743     69,592     65,921
                            ========   ========   ========   ========

            SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                      DECEMBER 31, 2001 AND 2000
                            (in thousands)

                                                12/31/2001  12/31/2000
                                                ----------  ----------
ASSETS

Current assets:
  Cash and cash equivalents                       $  3,769   $  4,254
  Accounts receivable - net                        109,835     74,010
  Deferred income taxes                                975      3,506
  Income taxes receivable                            6,428         48
  Prepaid insurance and other                       10,181      6,952
                                                  --------   --------

        Total current assets                       131,188     88,770

Property, plant and equipment - net                345,878    202,498

Goodwill - net                                     148,729    114,650
Notes receivable                                    23,062     19,213
Other assets - net                                  12,372      5,545
                                                  --------   --------

    Total assets                                  $661,229   $430,676
                                                  ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                $ 34,843   $ 22,670
  Accrued expenses                                  26,841     14,660
  Current maturities of long-term debt              16,727     16,402
                                                  --------   --------

    Total current liabilities                       78,411     53,732
                                                  --------   --------

Deferred income taxes                               43,609     24,304
Long-term debt                                     269,633    146,393

Total stockholders' equity                         269,576    206,247
                                                  --------   --------

    Total liabilities and
     stockholders' equity                         $661,229   $430,676
                                                  ========   ========

            Superior Energy Services, Inc. and Subsidiaries
                          Segment Highlights
 Three months ended December 31, 2001 and 2000, and September 30, 2001
                              (Unaudited)
                            (in thousands)

Revenue                  December 2001  September 2001  December 2000
                         -------------  --------------  -------------
Well Intervention Group        $45,374         $52,179        $27,760

Marine                          18,565          21,351         11,269

Rental Tools                    32,627          32,635         25,526

Field Management                17,288          16,466         11,688

Environmental & Other            5,687           5,975          5,142
                         -------------  --------------  -------------
Total                         $119,541        $128,606        $81,385

Gross Profit

Well Intervention Group        $17,688         $23,972        $10,687

Marine                           8,506          10,970          5,759

Rental Tools                    23,575          21,081         16,122

Field Management                 1,990           2,197          1,260

Environmental & Other            2,340           2,510          1,852
                         -------------  --------------  -------------
Total                          $54,099         $60,730        $35,680

Contact:

     Superior Energy Services Inc., Harvey
     Terence Hall or Greg Rosenstein, 504/362-4321